UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. ______)*

                            MEADOW VALLEY CORPORATION
              -----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    583185103
              -----------------------------------------------------
                                 (CUSIP Number)

                                     1/15/04
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b) [] Rule 13d-1(c) [x] Rule 13d-1(d)

----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  583185103
--------------------------------------------------------------------------------
   1. NAME OF REPORTING PERSON(S): KIM LEWIS MARSHALL

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)(entities only)
                    ----------------------------------------
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a) [ ] (b) [ ]
--------------------------------------------------------------------------------
   3. SEC USE ONLY
--------------------------------------------------------------------------------
   4. CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
--------------------------------------------------------------------------------
    NUMBER OF     5.   SOLE VOTING POWER
     SHARES            392,000(1)
BENEFICIALLY      --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             392,000(1)
                 ---------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         392,000
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         10.9%(2)
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------

(1) Includes (a) 325,334 shares of the Common Stock held by the Kim A. Lewis Survivors Trust u/t/a dated 9/24/91 of which Kim Lewis Marshal ("KLM") serves as the trustee; and (b) 66,666 shares of the Common Stock held by the Richard C Lewis GST Exempt Marital Sub Trust u/t/a dated 4/5/94 of which KLM serves as the trustee. By virtue of KLM's position as trustee of the trusts, KLM and the trusts may be deemed to be members of a group within the meaning of Rule 13d-1 but neither the filing of this Schedule 13G nor any statement herein shall be deemed to be an admission that any group exists. KLM disclaims beneficial ownership of all shares held by the trusts in excess of her pecuniary interest, if any, therein.

(2) Based on at total of 3,601,250 shares of Common Stock outstanding as reported in the Issuer's report on Form 10-Q for the quarter ended September 30, 2003.

CUSIP No.  583185103
--------------------------------------------------------------------------------
   1. NAME OF REPORTING PERSON(S): Kim A. Lewis Survivors Trust u/t/a dated 9/24/91

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)(entities only)
                    ----------------------------------------
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a) [ ] (b) [ ]
--------------------------------------------------------------------------------
   3. SEC USE ONLY
--------------------------------------------------------------------------------
   4. CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
--------------------------------------------------------------------------------
    NUMBER OF     5.   SOLE VOTING POWER
     SHARES            325,334(1)
BENEFICIALLY      --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             325,334(1)
                 ---------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         325,334
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.0%(2)
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------

(1) Consists of 325,334 shares of the Common Stock held by the Kim A. Lewis Survivors Trust u/t/a dated 9/24/91 of which Kim Lewis Marshall ("KLM") serves as the trustee. By virtue of KLM's position as trustee of the trusts, KLM and the trust may be deemed to be members of a group within the meaning of Rule 13d-1 but neither the filing of this Schedule 13G nor any statement herein shall be deemed to be an admission that any group exists. KLM disclaims beneficial ownership of all shares held by the trust in excess of her pecuniary interest, if any, therein.

(2) Based on at total of 3,601,250 shares of Common Stock outstanding as reported in the Issuer's report on Form 10-Q for the quarter ended September 30, 2003.

CUSIP No.  583185103

--------------------------------------------------------------------------------
   1. NAME OF REPORTING PERSON(S): RICHARD C LEWIS GST EXEMPT MARITAL SUB TRUST u/t/a DATED 4/5/94
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)(entities only)
                    -----------------------------------------
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]  (b)  [  ]
--------------------------------------------------------------------------------
   3. SEC USE ONLY
--------------------------------------------------------------------------------
   4. CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            66,666(1)
BENEFICIALLY      --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             66,666(1)
                 ---------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         66,666
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.9%(2)
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------

(1) Includes 66,666 shares of the Common Stock held by the Richard C Lewis GST Exempt Marital Sub Trust u/t/a dated 4/5/94 of which Kim Lewis Marshall ("KLM") serves as the trustee. By virtue of KLM's position as trustee of the trust, KLM and the trust may be deemed to be members of a group within the meaning of Rule 13d-1 but neither the filing of this Schedule 13G nor any statement herein shall be deemed to be an admission that any group exists. KLM disclaims beneficial ownership of all shares held by the trust in excess of her pecuniary interests, if any, therein.

(2) Based on at total of 3,601,250 shares of Common Stock outstanding as reported in the Issuer's report on Form 10-Q for the quarter ended September 30, 2003.

Item 1.     (a)   Name of Issuer:

                        MEADOW VALLEY CORPORATION
                  ----------------------------------------------------------
            (b) Address of Issuer's Principal Executive Offices:

                        4411 South 40th Street, Suite D-11
                        Phoenix, Arizona 85040

                  ----------------------------------------------------------
Item 2.     (a)   Kim Lewis Marshall
                  -----------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  630 Butte Falls Highway, Prospect OR 97536
                  ------------------------------------------------------------
            (c)   Citizenship:
                        U.S.A.
                  -----------------------------------------------------------
            (d)   Title of Class of Securities:
                        COMMON STOCK
                  -----------------------------------------------------------
            (e)   CUSIP Number:
                        583185103
                  ------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 240.13d-(1), or 13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act, (15 U.S.C 78o)

            (b)         [ ] Bank as defined in Section 3(a)(6) of the Act, (15
                        U.S.C 78c)

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act, (15 U.S.C 78c)

            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8)

            (e) [ ] Investment Adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

            (f) [ ] Employee Benefit Plan or endowment fund in accordance to Section 240.13d-1(b)(ii)(F)

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)

            (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C 1813)

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C 80a-3)

            (j)         [ ] Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(J)

Item 4.     Ownership.

            (a) Amount beneficially owned: 392,200(1),

            (b) Percent of class: 10.89%(2),

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 392,000,

                  (ii) Shared power to vote or to direct the vote 0,

                  (iii) Sole power to dispose or to direct the disposition of
                        392,000,

                  (iv) Shared power to dispose or to direct the disposition of
                        0.

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

KIM LEWIS MARSHALL IS TRUSTEE OF (a) THE Kim A. Lewis Survivors Trust u/t/a dated 9/24/91; AND (B) Richard C. Lewis GST Exempt Marital Sub Trust u/t/a dated 4/5/94.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

INAPPLICABLE

Item 8.  Identification and Classification of Members of the Group.

INAPPLICABLE

Item 9.  Notice of Dissolution of Group.

INAPPLICABLE

------------------
(1) Includes (a) 325,334 shares of the Common Stock held by the Kim A. Lewis Survivors Trust u/t/a dated 9/24/91 of which Kim Lewis Marshall ("KLM") serves as the trustee; and (b) 66,666 shares of the Common Stock held by the Richard C. Lewis GST Exempt Marital Sub Trust u/t/a dated 4/5/94 of which KLM serves as the trustee. By virtue of KLM's position as trustee of the trusts, KLM and the trusts may be deemed to be members of a group within the meaning of Rule 13d-1 but neither the filing of this Schedule 13G nor any statement herein shall be deemed to be an admission that any group exists. KLM disclaims beneficial ownership of all shares held by the trusts.

(2) Based on at total of 3,601,250 shares of Common Stock outstanding as reported in the Issuer's report on Form 10-Q for the quarter ended September 30, 2003.

Item 10. Certification.

INAPPLICABLE

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 3/29/04

                                     /s/ Kim Lewis Marshall
                                     ----------------------------------
                                     (Signature)*
                                     Kim Lewis Marshall


                                     RICHARD C LEWIS GST EXEMPT MARITAL
                                     SUB TRUST u/t/a DATED 4/5/94


                                     By: /s/ Kim Lewis Marshall, Trustee
                                     -----------------------------------
                                     (Signature)*
                                     Kim Lewis Marshall, Trustee


                                     Kim A. Lewis Survivors Trust u/t/a dated
                                     9/24/91

                                     By: /s/ Kim Lewis Marshall, Trustee
                                     -----------------------------------
                                     (Signature)*
                                     Kim Lewis Marshall, Trustee


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    EXHIBIT 1
                       STATEMENT PURSUANT TO RULE 13d-1(k)

The undersigned parties hereto hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, on behalf of each of them, with respect to shares of common stock of MEADOW VALLEY CORPORATION beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k) as an exhibit to such
Schedule 13G, thereby incorporating the same into such Schedule 13G.


                                     March 29, 2004
                                     ---------------------------------------
                                     (Date)



                                     /s/ Kim Lewis Marshall
                                     ---------------------------------------
                                     (Signature)


                                     March 29, 2004
                                     ---------------------------------------
                                     (Date)

                                     RICHARD C LEWIS GST EXEMPT MARITAL
                                     SUB TRUST u/t/a DATED 4/5/94



                                     By: /s/ Kim Lewis Marshall, Trustee
                                     ---------------------------------------
                                     (Signature)

                                     Kim Lewis Marshall, Trustee
                                     ---------------------------------------


                                     March 29, 2004
                                     ---------------------------------------
                                     (Date)


                                     Kim A. Lewis Survivors Trust u/t/a dated
                                     9/24/91

                                     By: /s/ Kim Lewis Marshall, Trustee
                                     ---------------------------------------
                                     (Signature)

                                     Kim Lewis Marshall, Trustee
                                     ---------------------------------------